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                                                                EXHIBIT 8.3

                    [LETTERHEAD OF BENNETT JONES VERCHERE]



April 10, 1995



APACHE CORPORATION
2000 Post Oak Boulevard, Suite 100
HOUSTON, Texas 77056

ATTENTION: MR. ERIC HARRY


Dear Sirs:

RE:  MERGER INVOLVING APACHE CORPORATION ("APACHE")
     AND DEKALB ENERGY COMPANY ("DEKALB")


We have acted as Canadian tax counsel to you in connection with the proposed merger of XPX Acquisitions, Inc. ("Merger Sub"), which is a wholly-owned subsidiary of Apache, with and into DEKALB, pursuant to the Amended and Restated Agreement and Plan of Merger dated December 21, 1994 among Apache, Merger Sub and DEKALB (the "Merger Agreement"). Unless otherwise defined herein, capitalized terms used in this letter shall have the meanings set out the Merger Agreement and the Registration Statement on Form S-4 (Registration No. 33-57321) (the "Registration Statement") filed by Apache with the United States Securities and Exchange Commission with respect to the Merger.


In our opinion, the following is a general summary of the material Canadian federal income tax consequences of the Merger applicable to Apache, Merger Sub and DEKALB and to holders of DEKALB Stock and DEKALB Options who are residents of Canada for the purposes of the Canadian Tax Act. The summary is limited to those holders who hold their DEKALB Stock and DEKALB Options as capital property and, in the case of DEKALB Options, assumes the DEKALB Options were issued to the holders in their capacity as employees, directors or officers of DEKALB or an affiliate of DEKALB. The summary is based on the assumption that Apache and Merger Sub do not own any property in Canada and that the facts and proposed transactions set forth in the Merger Agreement, including the representations and warranties made by the parties therein, are accurate and complete. We have not undertaken any independent verification of such facts and assumptions. The summary also relies on an opinion of Mayor, Day, Caldwell & Keeton, L.L.P. as to the effect of the Merger under Delaware corporate law, a copy of which opinion is attached.

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                    [LETTERHEAD OF BENNETT JONES VERCHERE]

The summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and our understanding of the current administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"), all of which are subject to change. The summary is not exhaustive of all Canadian federal income tax considerations nor does it take into account any provincial, territorial or foreign tax considerations, which considerations may significantly differ from those discussed herein.

The tax discussion set forth below is included for general information only. It is not intended to be nor should it be construed to be, legal or tax advice to any particular holder of DEKALB Stock or DEKALB Options who is a resident of Canada. Holders of DEKALB Stock and DEKALB Options who are residents of Canada are advised and expected to consult with their own legal and tax advisers regarding the Canadian federal income tax consequences of the Merger in light of their personal circumstances, and any other consequences to them of the Merger under provincial, territorial, local or foreign tax laws.

Exchange of DEKALB Stock Pursuant to the Merger. Pursuant to the terms of the Merger, it is intended that each holder of DEKALB Stock will receive Apache Common Stock in exchange for their DEKALB Stock. A holder of DEKALB Stock who is a resident of Canada for the purposes of the Canadian Tax Act will be considered to have disposed of the DEKALB Stock and must include the amount of the taxable capital gain or allowable capital loss, if any, arising upon such disposition in computing the holder's income for the purposes of the Canadian Tax Act. The amount of such taxable capital gain or allowable capital loss will be equal to three-quarters of the amount, if any, by which the proceeds of disposition of the DEKALB Stock exceeds (or is less than) the adjusted cost base to the holder of the DEKALB Stock immediately before the exchange and any reasonable expenses incurred for the purpose of making the disposition. The proceeds of disposition of the DEKALB Stock will be equal to the aggregate of the fair market value of the Apache Common Stock received on the exchange and the amount of any cash received in lieu of a fractional share of Apache Common Stock. Revenue Canada generally regards the fair market value of a publicly traded share on a particular day to be equal to the closing price of the share on that day. In the case of any holder of DEKALB Class A Stock who dissents to the Merger, the proceeds of disposition will be equal to the amount of cash received upon the exercise of such dissenter's rights of appraisal.

An allowable capital loss realized by a holder of DEKALB Stock may be deducted in computing the holder's income for the taxation year of the disposition to the extent of the holder's taxable capital gains in such year. Any excess allowable capital loss may be carried back three taxation years or forward indefinitely to be used generally in the same manner.

The acquisition cost for the purposes of the Canadian Tax Act of the Apache Common Stock received on the Merger for future Canadian income tax purposes will be equal to the fair market value of such shares at the Effective Time. Such cost will be averaged with the cost of any other Apache Common Stock owned by the holder in determining the adjusted cost base of the Apache Common Stock to the holder.
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                    [LETTERHEAD OF BENNETT JONES VERCHERE]

Assumption or Cancellation of DEKALB Options Pursuant to the Merger. Holders of DEKALB Options who choose to exchange their existing DEKALB Options for corresponding options of Apache as described under the heading "Certain Terms of the Merger Agreement - Treatment of DEKALB Options" in the Registration Statement will generally not recognize any taxable income or loss under the Canadian Tax Act, provided the holder receives no consideration on the exchange other than the new options from Apache and the value of such new options is not greater than the value of the DEKALB Options at the time of exchange. This "rollover" treatment may not be available to a holder of DEKALB Options who elects to have Apache assume only a portion of such DEKALB Options.


Holders of DEKALB Options who elect to cancel their DEKALB Options in exchange for Apache Common Stock as described under the heading "Certain Terms of the Merger Agreement - Treatment of DEKALB Options" in the Registration Statement will be subject to tax under the Canadian Tax Act on the fair market value of the Apache Common Stock received on the exchange. The holder may be entitled to a deduction of 25% of the amount of the income inclusion provided that at the time the DEKALB Option was granted, the exercise price was not less than the fair market value of the DEKALB Stock. The acquisition cost for the purposes of the Canadian Tax Act of the Apache Common Stock received on the cancellation of the DEKALB Options for future Canadian income tax purposes will be equal to the fair market value of such shares at the Effective Time. Such cost will be averaged with the cost of any other Apache Common Stock owned by the holder when determining the adjusted cost base of the Apache Common Stock to the holder. Holders of DEKALB Options who exercise their options prior to the Effective Time and who receive DEKALB Stock as a result of such exercise will be subject to tax under the Canadian Tax Act on the difference between the exercise price of the DEKALB Option and the fair market value of the DEKALB Stock received on the exercise. The holder may be entitled to a deduction of 25% of the amount of the income inclusion provided that at the time the DEKALB Option was granted, the exercise price was not less than the fair market value of the DEKALB Stock.

Impact of Merger on Apache, Merger Sub and DEKALB. We are of the opinion that no gain or loss will be recognized by Apache, Merger Sub or DEKALB in connection with the Merger under the Canadian Tax Act. The Merger will result in a change of control of DEKALB Energy Canada Ltd. for the purposes of the Canadian Tax Act. This change of control will trigger a deemed taxation year end for DEKALB Energy Canada Ltd. and, among other things, will give rise to the application of the "successor" provisions of the Canadian Tax Act with respect to the Canadian resource tax pools of DEKALB Energy Canada Ltd., but will not otherwise result in any immediate liability for Canadian federal income tax for DEKALB Energy Canada Ltd.

This opinion letter is intended solely for the benefit of the addressee hereof. Without our prior written consent, the opinions expressed herein may not be published or relied upon


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                    [LETTERHEAD OF BENNETT JONES VERCHERE]
by any other person in connection with any matter or in any manner whatsoever. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and consent to our being named in the Registration Statement.


Yours truly,

/s/ BENNETT JONES VERCHERE



DDM:bpo
Encs.
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             [LETTERHEAD OF MAYOR, DAY, CALDWELL & KEETON, L.L.P]





                                April 10, 1995





Bennett Jones Verchere
4500 Bankers Hall East
855 2nd Street, S.W.
Calgary, Alberta T2P 4K
CANADA

Ladies and Gentlemen:

     We refer to the Amended and Restated Agreement and Plan of Merger dated as of December 21, 1994 (the "Merger Agreement") among Apache Corporation, a Delaware corporation ("Apache"), XPX Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of Apache ("Sub"), and DEKALB Energy Company, a Delaware corporation ("DEKALB" and, together with Sub, the "Constituent Corporations"), providing for the merger (the "Merger") of Sub into DEKALB, which will thereupon become a wholly-owned subsidiary of Apache.

     We understand that Apache has requested your opinion (the "Opinion"), as Apache's special Canadian counsel, with respect to certain legal questions arising under the Income Tax Act (Canada), and that the Opinion is to be filed as an Exhibit to the Registration Statement on Form S-4 (Registration No. 33-57321) (the "Registration Statement") filed by Apache with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, with respect to the Merger.

     As counsel for, and at the request of, Apache, we are writing this letter to confirm to you that we are of the opinion that:

     At the Effective Time (as defined in Section 1.2 of the Merger
     Agreement), pursuant to Section 259 of the General Corporation Law of the State of Delaware (the "DGCL"), the corporate existence of DEKALB will not cease and DEKALB, as the surviving corporation in the Merger, will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of

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Bennett Jones Verchere
April 10, 1995
Page 2



     the Constituent Corporations, will be vested in DEKALB. Accordingly, under the DGCL, DEKALB will not have transferred or otherwise disposed of any property, real, personal or mixed, by virtue of the Merger.

     The foregoing opinions are limited in all respects to matters governed by the DGCL. This opinion letter is intended solely for your benefit. Without our prior written consent, the opinions expressed herein may not be published or relied upon by any other person in connection with any matter or in any manner whatsoever. We hereby consent to the filing of this opinion together with the Opinion as an Exhibit to the Registration Statement.


                                      Very truly yours,

                                      /s/ MAYOR, DAY, CALDWELL & KEETON, L.L.P.